Exhibit 99.1

FOR IMMEDIATE RELEASE	News Release

For More Information:

Cathy Hillebert	Andy Mus
Appalachian Bancshares	Marsh Communications
Investor Relations Officer	Vice President
706-276-8160	404-327-7662
CAHillebert@acbanks.net	amus@marshcomm.net

Appalachian Bancshares, Inc. to Hold Grand Opening Celebration for its New Corporate Headquarters Facility

ELLIJAY, Ga., Feb. 27, 2006 - Appalachian Bancshares Inc. (Nasdaq:APAB), will host a ribbon-cutting ceremony on Friday, March 3, 2006, to officially open its new headquarters, the Appalachian Bancshares Operations & Corporate Center located at 822-824 Industrial Boulevard. The festivities will begin at 10:00 a.m.

“Celebrating the grand opening of our new headquarters on our 11th anniversary is a proud moment for our company,” said Chief Executive Officer Tracy R. Newton. “It represents not only the growth and profitability we have achieved during our first 11 years, but also our plans for future growth and success.”
The 39,000-square-foot facility will be the new home for the company’s executive offices and its finance, operations, administrative and information technology divisions, which previously operated from separate locations. The building features such technological advances as fiber optic lines to boost the speed of networking and telecommunications capabilities, as well as sophisticated audio and video teleconference capabilities.

“This new building will provide us with two key benefits,” said Newton. “First, having all of our key operating functions under one roof will give us the opportunity to better coordinate resources among our branch locations, further streamline decision-making and reduce redundant costs. Second, this modern facility will help us improve and expand our ability to deliver the products and services our customers want, while providing us with the capacity for further growth.”
Located next door to the headquarters building is the new Gilmer County Bank Community Center a 4,500-square-foot community center available for use by local community groups.
“Appalachian Bancshares is deeply rooted in Ellijay,” added Newton. “We built the community center to underscore our ongoing commitment and support for the people and businesses in this community.”

About Appalachian Bancshares Inc.
Appalachian Bancshares Inc., based in Ellijay, Georgia, is the holding company of Appalachian Community Bank, a state-chartered bank organized under the laws of the State of Georgia. Appalachian Community Bank, which also operates under the trade name of Gilmer County Bank, has assets of $592 million and provides a full range of community banking services to individuals, small and medium-sized businesses, and farmers, through its North Georgia banking offices located in Ellijay, East Ellijay, Blue Ridge and Blairsville. The common stock of Appalachian Bancshares Inc. is traded on the Nasdaq National Market, under the symbol APAB. For more information, please visit the Company’s website at www.acbanks.net.

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